Exhibit 99.1

Amicus Therapeutics Appoints Jay A. Barth, MD as Chief Medical Officer and Promotes Bradley L. Campbell to Chief Operating Officer

CRANBURY, NJ, March 3, 2014 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today announced the appointment of Jay A. Barth, MD as Chief Medical Officer, effective today. Dr. Barth brings to Amicus more than 15 years of experience in drug development, clinical research and medical affairs. In his role as Chief Medical Officer, he will be responsible for all clinical development activities as well as regulatory affairs. The Company also announced the promotion of Bradley L. Campbell from Chief Business Officer to Chief Operating Officer, effective December 2013. Both Dr. Barth and Mr. Campbell report to John F. Crowley, Chairman and Chief Executive Officer of Amicus.

Mr. Crowley stated, “I am thrilled to welcome Dr. Jay Barth to our team at Amicus. Jay is the ideal person to lead our clinical and regulatory teams in the execution of our 3-in-3 strategy to advance three next-generation ERTs into the clinic over the next three years. His direct experience in clinical development, medical affairs and regulatory strategy within the rare diseases will be extremely valuable to Amicus. I would also like to congratulate Bradley Campbell on his promotion to Chief Operating Officer, as he assumes a leadership role in research and development while continuing to lead several other important Amicus teams including program management, business development, technical operations and patient advocacy.  Brad will continue to be a key leader at Amicus.”

Prior joining Amicus, Dr. Barth held roles of increasing responsibility at PTC Therapeutics, Inc. from 2009 to 2014. He most recently served as PTC’s Senior Vice President, Clinical Development. In this role he led the clinical team and oversaw all global clinical development programs, focusing on rare diseases including Duchenne Muscular Dystrophy and Cystic Fibrosis. He also worked with PTC’s regulatory affairs team to develop U.S. and European regulatory strategy, communicate with regulatory agencies, and prepare marketing applications for submission. Previously Dr. Barth served as Executive Director of Clinical Research at Merck; as Vice President, Clinical Research and Medical Affairs at Altana Pharma US, Inc; and as Senior Director, Global Head of Gastroenterology Clinical Research at Eisai Medical Research Inc.

Dr. Barth received a B.A. from Columbia University and an M.D. from the University of Pennsylvania School of Medicine. He is a member of the American Gastroenterological Association, the American College of Gastroenterology, and the North American Society for Pediatric Gastroenterology, Hepatology, and Nutrition. He is also the author of numerous publications in the fields of medicine and clinical research..

Mr. Campbell has over a decade of experience in the rare and orphan disease field at both Amicus and Genzyme. He joined Amicus in 2006 and has assumed positions of increasing responsibility, most recently serving as Chief Business Officer. In his new role, Mr. Campbell will remain the head of several departments including Business Development, Program Management, Commercial Planning, Patient and Professional Advocacy, and Technical Operations, with increased responsibility in overseeing preclinical research and development. Mr. Campbell received his B.A. in Public Policy from Duke University and his M.B.A. from Harvard Business School.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs include the small molecule pharmacological chaperones migalastat HCl as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease; and AT2220 (duvoglustat HCl) in combination with ERT for Pompe disease.

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

Media:

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

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